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                                                                     Exhibit 3.1

                      ARTICLES OF AMENDMENT AND RESTATEMENT
                                       OF
                              SUNTERRA CORPORATION

     Sunterra Corporation (the "Corporation"), a Maryland corporation, having its principal office in this State in the City of Baltimore, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Corporation desires to amend and restate its Charter as currently in effect as hereinafter provided to carry out the Corporation's Third Amended and Restated Joint Plan of Reorganization under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") pursuant to the final order of the United States Bankruptcy Court for the District of Maryland (Baltimore Division) in In re Sunterra Corporation, et al., Case Nos. 00-5-6931-JS through 00-5-6967-JS, 00-5-8313-JS and 00-6-3718-JS, which plan has been duly approved by the Board of Directors of the Corporation. Pursuant to the authority granted under Section 3-301 of the Corporations and Associations Article of the Annotated Code of Maryland, ratification or approval of these Articles of Amendment and Restatement by the Corporation's stockholders or Board of Directors is not required and provision for the making of these Articles of Amendment and Restatement is contained in the order of the Bankruptcy Court. Upon their acceptance by the State Department of Assessments and Taxation of Maryland, the provisions set forth in these Articles of Amendment and Restatement are all the provisions of the Charter of the Corporation as currently in effect.

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     SECOND: The current post office address of the principal office of the
Corporation in this State is 300 E. Lombard Street, Baltimore, Maryland 21202, and the name and post office address of the current resident agent of the Corporation in this State are Corporation Trust Incorporated, 300 E. Lombard Street, Baltimore, Maryland 21202.

     THIRD: The Charter of the Corporation is hereby amended by striking in their entirety all previous provisions of the Charter and substituting in lieu thereof the following:

          "FIRST: The undersigned, Charles R. Moran, whose address is 300 East Lombard Street, Baltimore, Maryland 21202, does hereby form a corporation under the General Laws of the State of Maryland.

          SECOND: The name of the corporation (the "Corporation") is:

                              Sunterra Corporation

          THIRD: The purposes for which the Corporation is formed are:

          (a) To engage in the business of developing and operating timeshare resorts and to perform any and all activities necessary or desirable in connection therewith;

          (b) To carry on the business described above and any other related or unrelated business and activity in the State of Maryland, in any state, territory, district, or dependency of the United States, or in any foreign country; and

          (c) To do anything permitted in Section 2-103 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.

          FOURTH: The post office address of the principal office of the Corporation in this State is 300 E. Lombard Street, Baltimore, Maryland 21202. The name and post office address of the resident agent of the Corporation in this State are Corporation Trust Incorporated, 300 E. Lombard Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

          FIFTH: The total authorized capital stock of the Corporation is Thirty Million (30,000,000) shares of Common Stock having a par value of

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     One Cent ($0.01) per share, having an aggregate par value of Three Hundred
     Thousand Dollars ($300,000). The shares may be issued by the Corporation from time to time as approved by the Board of Directors of the Corporation without the approval of the stockholders.

     Subject to all rights of any preferred stock, as expressly provided herein, by law or by the Board of Directors pursuant to this Article FIFTH, the Common Stock of the Corporation shall have all rights and privileges afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Corporation's Charter, including, but not limited to, the following rights and privileges:

               (a) The holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters requiring stockholder action, each share of Common Stock being entitled to one vote;

               (b) Dividends may be declared and paid or set apart for payment upon shares of Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends; and

               (c) Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of shares of Common Stock in accordance with their respective rights and interests.

          SIXTH: The number of directors of the Corporation shall be seven (7), which number may be increased, but not above eleven (11), or decreased pursuant to the Bylaws of the Corporation. So long as there are less than three (3) stockholders, the number of directors may be less than three (3) but not less than the number of stockholders. The names of the directors who shall act until their successors are duly chosen and qualified are:

                                  Arthur Amron
                                 Frederick Simon
                                  Kaye Handley
                                  David Gubbay
                              Bradford T. Whitmore

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                                Charles F. Willes
                               Nicholas J. Benson

          SEVENTH: Notwithstanding any provision herein or in the Bylaws of the Corporation to the contrary, and in accordance with the provisions of
     Section 2-104(b)(5) of the Maryland General Corporation Law, any action required by law to be taken or authorized by the affirmative vote of the holders of a greater proportion than a majority of the votes of all classes or of any class of stock of the Corporation entitled to vote on a matter, including, without limitation, a merger, sale of substantially all assets, dissolution or liquidation of the Corporation, shall be approved by a vote of the majority of all the votes entitled to be cast on the matter.

          EIGHTH:. (a) Without affecting the rights, if any, of current or former directors and officers of the Corporation as such rights exist prior to this date, the directors and officers of the Corporation who serve in such capacity from and after the date of these Articles of Amendment and Restatement shall not be liable to the Corporation or its stockholders for money damages. The purpose of this limitation of liability is to limit liability to the maximum extent that the liability of directors and officers of Maryland corporations is permitted to be limited by Maryland law. This limitation on liability shall apply to events which occurred during the term of office of any director or officer whether or not such director or officer is serving as such at the time of any proceeding in which liability is asserted commences.

               (b) Without affecting the rights, if any, of current or former directors and officers of the Corporation as such rights exist prior to this date, to the maximum extent permitted by Maryland law, the Corporation shall indemnify any of its directors or officers who serve in such capacities from and after the date of these Articles of Amendment and Restatement against any and all liabilities and expenses incurred in connection with their services in such capacities, and shall indemnify, to the same extent, persons who serve from and after the date of these Articles of Amendment and Restatement at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise. The Corporation shall advance expenses to its directors and officers and the other persons referred to above to the extent permitted by Maryland law. This indemnification of directors and officers shall also apply to directors and officers referred to above who are also employees, in their capacity as employees. The Board of Directors may by Bylaw, resolution or agreement make further provision for indemnification of employees and agents to the extent permitted by Maryland law.

               (c) Without affecting the rights, if any, of current or former directors and officers of the Corporation as such rights exist prior to this date, references to Maryland law shall include the Maryland General

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     Corporation Law as from time to time amended. Neither the repeal or amendment of this Article EIGHTH nor any other amendment to these Articles of Amendment and Restatement shall eliminate or reduce the protection afforded to any person by the foregoing provisions of this Article EIGHTH with respect to any act or omission which shall have occurred prior to such repeal or amendment

          NINTH: In carrying on its business, or for the purpose of attaining or furthering any of its objects, the Corporation shall have all of the rights, powers, and privileges granted to corporations by the laws of the State of Maryland, as well as the power to do any and all acts and things that a natural person or partnership could do, as now or hereafter authorized by law, either alone or in partnership or conjunction with others. In furtherance and not in limitation of the powers conferred by statute, the powers of the Corporation and of its Board of Directors and stockholders shall include the following:

               (a) The Corporation reserves the right to adopt from time to time any amendment to its Charter, as now or hereafter authorized by law, including any amendment that alters the contract rights, as expressly set forth in the Charter, of any outstanding stock.

               (b) Except as otherwise provided in the Charter or Bylaws of the Corporation, as from time to time amended, the business of the Corporation shall be managed by its Board of Directors. The Board of Directors shall have and may exercise all of the rights, powers, and privileges of the Corporation, except only for those that are by law or by the Charter or Bylaws of the Corporation conferred upon or reserved to the stockholders. Additionally, the Board of Directors of the Corporation is specifically authorized and empowered from time to time in its discretion:

                    (1) To authorize the issuance of shares of the Corporation's stock of any class, whether now or hereafter authorized, or securities convertible into or exercisable for shares of its stock, of any class or classes, whether now or hereafter authorized, for such consideration as the Board of Directors deems advisable, subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation;

                    (2) By articles supplementary to these Articles of Amendment and Restatement, to classify or reclassify any unissued shares by fixing or altering in any one or more aspects, before issuance of those shares, the preferences, conversion or other rights, voting powers, restrictions, qualifications, dividends, or terms or conditions of redemption of those shares, including but not limited to the reclassification of unissued common shares to preferred shares or unissued preferred shares to common shares; and

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                    (3) To borrow and raise money, without limit and upon any
     terms, for any corporate purposes; and, subject to applicable law, to authorize the creation, issuance, assumption, or guaranty of bonds, debentures notes, or other evidences of indebtedness for money so borrowed, to include therein such provisions as to redeemability, convertibility, or otherwise, as the Board of Directors, in its sole discretion, determines, and to secure the payment of principal, interest, or sinking fund in respect thereof by mortgage upon, or the pledge of, or the conveyance or assignment in trust of, all or any part of the properties, assets, and goodwill of the Corporation then owned or thereafter acquired.

               (c) No holders of shares of stock of the Corporation of any class shall have any preemptive rights or preferential right to purchase, subscribe for or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized or any securities convertible into or exchangeable for shares of stock of the Corporation of any class now or hereafter authorized or any warrants, options or other instruments evidencing rights to purchase, subscribe for or otherwise acquire shares of stock of the Corporation of any class now or hereafter authorized, other than such preferential rights, if any, as the Board of Directors in its sole discretion may determine, and at such price as the Board of Directors in its sole discretion may fix.

     Notwithstanding anything to the contrary set forth in this Article NINTH, the Corporation shall not issue any non-voting equity securities; provided, however, that this provision, included in these Articles of Amendment and Restatement in compliance with Section 1123(a)(6) of the Bankruptcy Code, shall have no force and effect beyond that required by Section 1123(a)(6) of the Bankruptcy Code and shall be effective only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation.

          TENTH: To the full extent permitted under the Maryland General Corporation Law as in effect on the date hereof, or as hereafter from time to time amended, no director or officer shall be liable to the Corporation or to its stockholders for money damages for any breach of any duty owed by such director or officer to the Corporation or any of its stockholders. Neither the amendment or repeal of this Article TENTH, nor the adoption of any provision of these Articles of Amendment and Restatement inconsistent with this Article TENTH, shall eliminate or reduce the protection afforded by this Article to a director or officer or former director or officer of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption."

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                                     * * * *

     FOURTH: Prior to the filing of these Articles of Amendment and Restatement, the Corporation had authority to issue One Hundred Twenty Five Million (125,000,000) shares of capital stock consisting of (a) One Hundred Million (100,000,000) shares of Common Stock having a par value of One Cent ($0.01) per share and Twenty Five Million (25,000,000) shares of Preferred Stock, having a par value of One Cent ($0.01) per share, having an aggregate par value of One Million Two Hundred Fifty Thousand Dollars ($1,250,000). Upon the filing of these Articles of Amendment and Restatement, the total number of shares of capital stock that the Corporation has authority to issue pursuant to its Charter, as amended by these Articles of Amendment and Restatement, is Thirty Million (30,000,000) shares, consisting of Thirty Million (30,000,000) shares of Common Stock having a par value of One Cent ($0.01) per share, having an aggregate par value of Three Hundred Thousand Dollars ($300,000). A description of the stock is set forth in Article FIFTH of the substitute provisions of the Corporation's Charter set forth hereinabove.

     FIFTH: Upon the filing with the State Department of Assessments and Taxation of Maryland of these Amended and Restated Articles of Incorporation, the shares of Common Stock, par value $.01 per share of the Corporation issued and outstanding immediately prior to the time when these Articles of Amendment and Restatement become effective are hereby automatically canceled and extinguished.

                     [Remainder of Page Intentionally Blank]

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     IN WITNESS WHEREOF, SUNTERRA CORPORATION has caused these presents to be signed in its name and on its behalf by its President and attested to by its
Secretary, this     day of July, 2002. Each of the undersigned officers of
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SUNTERRA CORPORATION acknowledges, under the penalties for perjury, that these
Articles of Amendment and Restatement are the corporate act of the Corporation and that the matters and facts set forth herein are true in all material respects, to the best of his or her knowledge, information and belief.

ATTEST:                                      SUNTERRA CORPORATION


/s/ Lawrence E. Young                        By: /s/ Nicholas J. Benson
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Lawrence E. Young                                Nicholas J. Benson
Vice President, Chief Financial                  President and Chief Executive
Officer and Assistant Secretary                  Officer

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